Exhibit 99.2

Under Armour, Inc. First Quarter 2006 Earnings Conference Call

Wayne Marino

Thanks Kevin. I’m going to take the next few minutes to provide you with a recap of our first quarter financial performance, talk about our operational improvements during the quarter and then I’ll walk you through our updated outlook for the balance of the year.

Net Income/EPS Overview/Net Revenues

Net revenues for the quarter increased 51% to $87.7 million. We had strong sales in the quarter in all of our product categories. In fact, we were particularly pleased with the contribution of new performance products, introduced in Spring 06, which accounted for over 45% of our year over year growth.

This strong sales performance helped generate a net income increase of 248% for the period, or $8.7 million versus $2.5 million in the first quarter of 2005. We believe our strong results are a testament to the growth opportunities for the Under Armour brand and our ability to profitably manage that growth.

Turning to EPS, as you saw in the press release, on a reported basis first quarter diluted earnings per share was $0.18 compared to diluted earnings per share of $0.05 in the first quarter of the prior year. And this increase was on a share base that was 31% greater than in 2005 because of our IPO last November.

Revenue Breakout/Sales by Category

Now, let’s take a look at our net revenue during the first quarter. As we discussed at year end, our net sales are represented by four categories – Men’s, Women’s, Youth and Accessories. The remaining portion is our license revenues which is the royalties we receive from our licensees.

Our Men’s Business is our largest category and accounted for approximately 61% of net sales for the quarter. Men’s grew 32% during the period to $52.5 million. We currently sell our men’s product in over 8,700 doors worldwide, including almost 7,000 doors in North America, 150 doors in Europe and over 1,700 doors in Japan through our Licensee.

Our second largest category is our Women’s Business, which represented approximately 25% of our net sales in the first quarter and increased 112% to $21 million. Women’s is currently sold in over 3,500 doors in North America.

Our Youth Business, which targets both boys and girls ages 12 and under, represented approximately 8% of net sales for the quarter. While this is still a relatively small business for Under Armour, it grew 120% in the first quarter to $7 million. Product is currently offered in approximately 5,300 doors in North America.

Our Accessories Category includes, among other items, football lineman and receiver gloves and baseball batting gloves sold through our wholesale channel and accessory products sold though our web site. This category, which increased 25% to $4.8 million, represented approximately 6% of net sales for the quarter.

These four categories combined grew 50% in the quarter to $85.3 million and represented approximately 97% of our net revenue. The remaining 3% of our net revenue was derived from our Licensing Business which increased 66% during the quarter to $2.4 million.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin improved to 50.5% compared to 44.4% last year or a 610 basis point improvement. First let me begin with 2005’s gross margin of 44.4%. This included a 160 basis point reduction in gross margin relating to an inventory write down in the first quarter of 2005.

Our 2006 Gross margin includes a year over year improvement of approximately 300 basis points relating to improved sourcing, mainly as a result of shifting production to Asia and other regions. In addition, we recognized a benefit of 60 basis points relating to shifting certain customer incentives from sales discounts to marketing spends within S,G & A along with a nonrecurring benefit related to customer incentives. The balance of the improvement primarily relates to increased licensing income and increased margin contribution from our retail outlet business.

SG&A for the first quarter totaled $30.1 million, an increase of $9.2 million or 43.9% compared to last year. SG&A as a percentage of net revenue decreased to 34.3% from 36.0% last year. This improvement for the quarter was primarily driven by the timing of our marketing expenditures and leverage gained from higher sales volumes.

It is important to note that marketing, which we believe is an effective driver of Under Armour’s growth, is a primary component of our SG&A. We manage marketing costs as a percentage of Net Revenues and on an annual basis target a range between 10% - 12%. Our marketing costs include production and advertising costs, marketing personnel, team and league sponsorships, and in-store displays. Marketing costs for the first quarter were 8.6 % of Net Revenues This will increase substantially in the second quarter as we support our first ever footwear launch. I will review this in more detail when I discuss our outlook for the remainder of the year.

Reflecting our strong top line growth and disciplined approach to running our business, our operating income for the quarter was $14.2 million, representing a 16.2% operating margin, compared to $4.9 million, or an operating margin of 8.4%, in the prior year.

Balance Sheet Summary

Now I’d like to take you through our Balance Sheet.

First I will start with our inventory. One of our major areas of focus was to continue to improve our inventory management as we began to expand our product offerings. We developed a more disciplined buying process and took steps to improve our sales forecasting, which has provided us with better visibility before we make purchase commitments. In late March we opened our sixth retail outlet store and are planning to open an additional 4 - 5 stores for the remainder of the year.

I am proud to report that these initiatives have worked. While our Net sales for the quarter increased by 50%, our Inventory increased by only 22% to $53.5 million on a year over year basis and was flat on a sequential basis.

Net Accounts Receivable increased by $29.4 million or 87% on a year over year basis and $10.1 million or 19.0 % from prior year end. If we exclude reserves for allowances, returns and customer incentives, then our year over year Gross Accounts Receivable balance increased by $25.5 million or 60%. This increase in Gross AR is a direct result of higher sales volumes and the timing of payments from certain large customers. Historically our bad debt write-offs have been less than 1% of our average accounts receivable balance.

Total cash and cash equivalents at the end of the quarter were $58.3 million and cash net of debt was $49.8 million.

Our investment in capital expenditures for the quarter was $4.6 million and consisted of $2.8 million for in-store fixtures, $0.6 million for the set-up of our European office, $0.5 million related to our SAP initiative, and the balance for improvements to our Distribution House, build-out of the new retail outlet store and other general corporate needs. As we stated at year end, our capex budget for the year is $15 to $16 million, and we still expect to be within that range.

Operations Overview Piece

One of our most recent operational successes has been the implementation of SAP’s apparel and footwear solution. Our ability to implement SAP in 8 months and prepare to go live in a quarter where we grew our revenues at 50% is a real testament to the team we have in place here at Under Armour. This new system, which is now operational, is designed to provide us with greater visibility into the production order process and order planning process with key customers. We will continue to evaluate other SAP modules as we look to support our growing business.

And finally, I’d like to turn to our outlook for the remainder of the year.

Outlook For the Remainder of 2006

Net Revenue For Full Year

As a result of the momentum that we are seeing at retail for the Under Armour brand, and the higher-than-originally projected demand for our cleated footwear, we now expect net revenue for the full year in the range of $380 million to $390 million, an increase of 35% to 39% compared to last year. It is important to note that of the additional $30 to $40 million in revenue from our original outlook, approximately $16 million has already been reflected in our first quarter. The remaining portion of this increase is comprised of increased demand for our apparel products and cleated footwear, mainly football cleats, which will launch in the second quarter and baseball cleats that will launch for Spring 07, with a portion planned to ship in the fourth quarter of ‘06.. Taking this into account, we are projecting second quarter net revenue in the range of $70 million to $75 million.

Now Moving to Net Income

Our gross margin percentage for the second quarter is expected to be lower than in previous quarters due to the fact that cleated footwear margins are inherently lower than apparel margins. As previously stated, our marketing budget for the full year remains on-track to be between 10 to 12% of Net revenue. However, we are always opportunistic with our marketing spend, and as a result we are planning to spend a higher percentage (greater than 10-12%) of our second quarter net revenue on key marketing initiatives relating to the Brand as well as the footwear launch. In addition, we will continue to invest in our growth initiatives, and incur higher costs in Q2 related to being a Public Company. Taking all this into account, net income for the second quarter is expected to be in the range of $250,000 to $750,000.

Net Income For The Full Year

Now let’s turn to Net Income for the Year.

•	factoring in our higher revenue expectations for the full year,

•	our continued investment in Marketing our Brand as revenues grow,

•	improved margins on apparel, lower margins in footwear,

•	continued investment in our new growth initiatives such as Footwear and International,

•	and higher costs relating to being a public company,

•	we expect net income for the year to be in the range of $31 million to $32 million, an increase of 57% to 62% compared to last year.

Summing up, I think we’ve put ourselves in position to have another year of outstanding growth from both a top line and bottom line perspective. As CFO, my focus is to work with Kevin on continuing to build an organization that is focused on profitable growth. We have done that by investing in initiatives that position the Company to leverage our growth.

For example, we understood the benefit to our gross margin of shifting our sourcing to Asia and other regions. We also designed our Distribution House here in Maryland with the capacity to support our growth for the next several years and, most recently, we implemented SAP, which is designed to improve our visibility into the production and order process.

This concludes our formal remarks and now Kevin and I would like to open the call to Q&A.